UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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May 11, 2010

Dear Shareholder:

I am pleased to share with you that this year’s Regular Meeting of Shareholders will be held on Thursday, June 24, 2010, at 9:30 a.m. local time, at our Corporate Campus at 7601 Penn Avenue South, Richfield, MN 55423.  I would like to take this opportunity to extend an invitation to attend the meeting in-person, virtually through our on-line shareholder meeting at www.virtualshareholdermeeting.com/bby or by simply watching the live video at www.bby.com.

Over the past year, we’ve been focused on delivering the ‘Connected World’ to our customers across the globe. We believe Best Buy is uniquely positioned to help our customers to connect to the content, networks and people they care most about — anywhere, at any time, on any device.

For some people, the Connected World means watching their grandchildren open birthday presents from halfway around the world with a few mouse clicks on a computer. For others, it means watching an important game on a smart phone while waiting to board an airplane. For some, it means listening to internet radio stations while surfing the internet on their high-definition television, or watching the latest blockbuster movie in stunning 3D on their home theater system. While the Connected World experience is unique to each individual, the common thread that exists is that it enables people to do what they want to do on their terms, whether that’s connecting with loved ones, being productive at home or away or simply enjoying entertainment.

These are just a few examples that illustrate why staying connected has become a non-negotiable for millions of people today, and will be for millions more in the years ahead. And while we are still in the early stages of our ability to deliver these life-enhancing experiences, I am confident that we are quickly moving in the right direction and I am excited about the opportunities that lie ahead.

To that end, I am pleased to provide you the opportunity to further experience the Connected World as part of our Regular Meeting of Shareholders.  Not only will you have the option to participate in our meeting virtually through our on-line shareholder forum for the first time this year, but on-site attendees will be able to learn more about what the Connected World means through a series of experiential displays.

As technology continues to evolve at a rapid pace, our knowledgeable employees will be the key differentiator for Best Buy. We see customers around the world looking for someone they can trust to help them navigate the complexities of our increasingly connected world and I am confident that we are uniquely positioned to help meet those needs.  During our time together at this year’s meeting, I am pleased that you will have the opportunity to meet and connect with many of the talented people of Best Buy who, on a daily basis, are helping our customers achieve the benefits that the Connected World offers.

This years’ meeting promises to be a unique opportunity for our shareholders to experience the culture and character of Best Buy.  I look forward to your visit to our ‘Connected World’ at the meeting.

Very truly yours,

Brian J. Dunn

Chief Executive Officer